CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" and "Selected Financial Data," and to the use of our report dated February 3, 1996 in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-7247) and related Prospectus of Curative Health Services, Inc. dated August 1, 1996 and to the incorporation by reference therein of our report dated February 3, 1996, with respect to the Consolidated Financial Statements and Schedule of Curative Health Services, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.



                                        /s/ Ernst & Young LLP


Melville, New York
August 1, 1996